Report of Independent Registered Public Accounting Firm

Member of

Project 1493, LLC

Dorado, Puerto Rico

We have audited the accompanying balance sheet of Project 1493, LLC. (the “Company”) as of April 30, 2017. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Project 1493, LLC at April 30, 2017, in conformity with accounting principles generally accepted in the United States of America.

/s/ Turner, Stone & Company, LLP

Dallas, Texas
May 15, 2017